UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________
FORM 8-K
_______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2026

Public Policy Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-43077	87-3557229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 North Capitol Street NW, Washington, DC	20002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (202) 688-0020
Not Applicable
(Former name or former address, if changed since last report)
_______________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PPHC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.
On November 2, 2026, Public Policy Holding Company, Inc. (the “Company”) and certain of its subsidiaries entered into a Credit Agreement (the “New Credit Agreement”) with the lenders party thereto and Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer.
The New Credit Agreement provides for $105.0 million of senior secured credit facilities, consisting of a $65.0 million term loan facility and a $40.0 million revolving credit facility (collectively, the “Credit Facilities”). The Company intends to seek commitments from additional lenders through a syndication to increase the Credit Facilities to an aggregate $150 million. Syndication is being undertaken on a best-efforts basis and is currently anticipated to close in January 2027. The New Credit Agreement further includes an additional uncommitted accordion option of up to $50 million, subject to lender approval and the satisfaction of applicable conditions. The Credit Facilities mature on November 2, 2031.
Borrowings under the Credit Facilities bear interest at variable rates based on the Secured Overnight Financing Rate (“SOFR”) plus a margin of 185 to 230 basis points, determined by the net leverage ratio. An unused commitment fee of 15 to 25 basis points applies to undrawn revolving commitments, also based on net leverage. 5.0% of the original balance of the term loan will amortize in each of years one and two, 7.5% in each of years three and four and 10.0% in year five, with the remaining balance due at maturity on November 2, 2031. The revolving credit facility is interest only.
Proceeds of the Credit Facilities may be used to refinance existing indebtedness, finance permitted acquisitions, including the Reevemark acquisition, and for working capital and other general corporate purposes. The obligations are guaranteed by certain Company subsidiaries and secured by substantially all of the personal property of the loan parties, subject to customary exceptions.
The New Credit Agreement contains customary affirmative and negative covenants and events of default. The obligations under the New Credit Agreement may be accelerated upon the occurrence of specified events of default.
The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
In connection with entering into the New Credit Agreement, on November 2, 2026, the Company repaid all amounts outstanding under and terminated its existing credit agreement, dated as of February 28, 2023, among the Company, certain of its subsidiaries and Bank of America, N.A., as lender, as amended from time to time.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
At the closing, the Company borrowed $65.0 million under the term loan facility.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.
A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated as of November 2, 2026, among Public Policy Holding Company, Inc., the other borrowers and guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer.

99.1	Press Release dated November 2, 2026
104	Cover Page Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2026

Public Policy Holding Company, Inc.

	By:	/s/ George Stewart Hall
	Name:	George Stewart Hall
	Title:	Chief Executive Officer